Exhibit 99.1

Important: Please refer all correspondence to Randy Medina at 720.221.3515 or rmedina@chathamfinancial.com OR
Eric Chiang at 720.221.3518 or echiang@chathamfinancial.com.

TO:	Monty Bennett, Ashford Hospitality Trust
FROM:	Randy Medina and Eric Chiang, Chatham Financial Corporation
DATE:	October 1, 2008
RE:	Interest Rate Cap Ashford Hospitality LP
On behalf of Ashford Hospitality LP, we entered into the following transaction with Calyon New York Branch. Here is a summary of the transaction:
     Interest Rate Cap

Notional:	USD 800,000,000.00
Trade Date:	September 30, 2008
Effective Date:	October 14, 2008
Termination Date:	October 13, 2009
Cap Purchaser:	Ashford Hospitality LP
Cap Seller:	Calyon New York Branch
Cap Rate:	3.7500%
Floating Rate Option:	1 Month USD-LIBOR-BBA
Premium:	USD 1,775,000.00
Premium Payment Date:	October 2, 2008
Transaction Comments
In conjunction with the movement in 1-Month Libor, Ashford reached out to Chatham in order to assist with additional hedging on their portfolio. (With the market dislocation, 1- Month Libor has spiked over 1.25% since September 16, 2008.) Over the past weeks, Ashford, Wachovia, and Chatham worked through various scenarios that would enable Ashford to protect the remaining 800,000,000 of floating rate exposure.
After some analysis, Ashford settled on two different scenarios:
-	Purchase 1 additional year of cap protection with cash

-	Finance the 1 additional year of cap protection by selling away additional floor
Valuing banking relationships, Ashford reached out to Wachovia and Calyon in order to price the various structures. Wachovia was willing to price both structures but was less flexible on the implementation. (Wachovia would not simply sell a new “flooridor.” Wachovia would only amend the current trades which would have caused a mismatch in the floors.) To everyone’s surprise, Calyon approved credit and offered to sell the “flooridor” as structured by Chatham.
While the financing option was desirable, the volatility in the market was such that the new floor strike would have been 40 basis points greater than the current floor strike (1.25% vs.
Chatham Financial ▪ Denver 10901 West Toller Drive, Suite 301 | Littleton, CO 80127 | T 720.221.3500 | F 720.221.3519
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1.65%). This increase in floor strike was not palatable and Ashford elected to purchase the cap with available funds.
As credit was not longer an issue, Chatham was able to bring other potential counterparties into the mix. In the end, Chatham reached out to three other banks for indicative levels. The volatility of short term funding is illustrated in the bids:

SMBC	$2.4MM
RBC	$2.4MM
Wachovia	$2.19MM
Citi	$1.94MM
Calyon	$1.775MM
Calyon was far and away the best level. In fact, their initial price of $1.5MM was so good, Chatham requested they double check the trade in order to be sure it was a “trade-able” level. Ultimate, Calyon was able to hold a level of $1.775MM and the trade was executed.
Premium Payment Information
Please note that payment in the amount of USD 1,775,000.00 is due to Calyon New York Branch on or before October 2, 2008 from Ashford Hospitality LP. Their wiring instructions are:
Bank Name: Calyon New York Branch
Swift: CRLYUS33
ABA: 02600-807-3
Favor AC#: 188180321100
Reference: Ashford Hospitality Trust.
Chatham Financial ▪ Denver 10901 West Toller Drive, Suite 301 | Littleton, CO 80127 | T 720.221.3500 | F 720.221.3519
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Documentation
Eric Chiang (720.221.3518, echiang@chathamfinancial.com) will coordinate trade documentation with Calyon New York Branch on your behalf and will advise you when the documents are ready to execute. Typical trade documentation includes a Confirmation outlining the economic details of the trade, an ISDA Master Agreement and Schedule outlining legal/default provisions, and authority/compliance documents evidencing each party’s authority to enter into the transaction. If you receive any documents directly from Calyon New York Branch, please contact us to ensure that we have received and reviewed them. Also, if you would like us to coordinate the documentation with another person in your organization, please let us know.
Thank you for the opportunity to work with you on this transaction. We will continue to be in touch throughout the documentation process. Additional information on your transaction will be available shortly on Chatham’s website at www.chathamfinancial.com. Please call for access details. As always, please feel free to call us with any questions that you may have.
Tax Designation Notice
Many companies find it beneficial to designate derivatives as hedges for tax on the trade date. If you choose to designate this transaction for tax, it is very important that you do so on the trade date to ensure that you receive the appropriate treatment. The following is language that some companies have utilized as part of their more detailed tax designation: “This transaction is designated as a Tax Hedge and is hereby identified as a hedging transaction within the meaning of IRC § 1221(a)(7), Treas. Reg. § 1.1221-2, Treas. Reg. § 1.446-4.” We recommend that your tax advisors be consulted to 1) determine whether it is beneficial to document this at inception, and 2) use the appropriate language to sufficiently meet the tax designation requirements. Chatham does not provide tax advice; however, please feel free to call if you and your tax advisors would like to discuss further.

Defeasance Team
For questions related to defeasance including free estimates, information on our float sharing and PV payment program, or to review defeasance terms in new financings, please call a member of the Defeasance Team at 484.731.0246 in the Eastern US, or at 720.221.3516 in the Western US or Canada. Also, please visit our website and online calculator for more information at www.DefeasanceTeam.com.
Chatham Financial ▪ Denver 10901 West Toller Drive, Suite 301 | Littleton, CO 80127 | T 720.221.3500 | F 720.221.3519
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